ALLBIRDS REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Announces strategic transformation plan to reignite growth, improve costs and capital efficiency, and drive profitability

SAN FRANCISCO, Calif., March 9, 2023 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today reported financial results for the fourth quarter and full year 2022 ended December 31, 2022.

Quarter and Full Year Highlights

•Full year 2022 net revenue increased 7% to $297.8 million compared to 2021 and increased 36% compared to 2020.1
•Fourth quarter 2022 net revenue, which included $1.5 million of revenue primarily associated with the previously announced discontinuation of certain first generation apparel, decreased 13% to $84.2 million compared to fourth quarter 2021 and increased 6% compared to fourth quarter 2020.1
•Full year 2022 United States (U.S.) physical retail channel sales grew 60% compared to 2021; opened 19 stores in the United States during the year, ending the period with 42 locations in the United States
•Full year 2022 net loss of $101.4 million, or $0.68 per basic and diluted share.
•Fourth quarter 2022 net loss of $24.9 million, or $0.17 per basic and diluted share.
•Full year 2022 adjusted EBITDA loss of $60.4 million.1
•Fourth quarter 2022 adjusted EBITDA loss of $12.5 million, including a $3.5 million loss primarily associated with the previously announced discontinuation of certain first-generation apparel1
•Reduced the carbon footprint of top 10 products by 22% in 2022 compared to 2021.2

“2022 marked the end of our first full year as a public company and while we made important progress, the year came to a challenging close, with results below our expectations due to both execution and macro challenges. We need to improve performance, and are announcing a new transformation plan to reinvigorate the business with an emphasis on profitable growth,” said Joey Zwillinger, Co-Founder and Co-CEO. “Our focus is on four key areas to help Allbirds reconnect with our core consumers and meet new customers in a more capital efficient and profitable way.”

“We founded Allbirds with a vision to create better products in a better way – and we are aligning our operational and financial execution with the strength of that vision. Our brand fundamentals remain strong, with best-in-class NPS and customers who look to us for our quality, comfort, design and sustainability. I am extremely proud of every member of the Allbirds Flock knowing they have the discipline and focus to execute on our new priorities and prove that together, we can create value for consumers and shareholders alike.”

Fourth Quarter Operating Results
Fourth quarter 2022 net revenue decreased 13.4% to $84.2 million1 compared to the fourth quarter of 2021 and increased 6% compared to the fourth quarter of 2020. This decrease is primarily attributable to a decrease in the number of orders, and an estimated $3.2 million negative impact from foreign exchange (FX).

Gross profit totaled $36.3 million1 compared to $48.8 million in the fourth quarter of 2021, and gross margin declined to 43.1% compared to 50.2% in the fourth quarter of 2021. The decrease in gross margin is primarily
1 Allbirds is no longer excluding the revenue and cost of revenue associated with the inventory optimization related to the previously announced discontinuation of our first generation apparel business, the Simplification Initiatives, from our Non-GAAP measures. The Company’s full year and fourth quarter guidance targets of net revenue and Adjusted EBITDA loss excluded these items. The impact of this change compared to our guidance targets for the full year and fourth quarter was an increase to net revenue of $2.0 million and $1.5 million, respectively, and an increase to Adjusted EBITDA loss of $17.1 million and $3.5 million, respectively, driven by a $17.1 and $3.5 million decrease to gross profit, respectively.
2 This reduction is calculated using internal estimates by weighting the carbon dioxide-equivalent emissions of the top 10 products by the annual unit sales expected at the beginning of 2022.

due to the previously announced discontinuation of certain first generation apparel, an increase in promotions, and the impact of unfavorable FX rates.

Selling, general, and administrative expense (SG&A) was $41.6 million, or 49.5% of net revenue, compared to $36.7 million, or 37.7% of net revenue, in the fourth quarter of 2021. The increase is primarily attributable to expenses for the opening of six new stores during the period and operational expenses for 23 additional stores opened since the fourth quarter of 2021, and increased headcount, which was partially offset by expense savings from our simplification initiatives. Marketing expense totaled $16.8 million, or 19.9% of net revenue, compared to $18.5 million, or 19.1% of net revenue, due to a reduction in marketing spend compared to the same period in 2021 in a highly promotional holiday environment.

Impairment expense totaled $3.3 million, related to impairment of certain long-lived store assets in China that were impacted by COVID-related closures. No impairment expense was recorded in the fourth quarter of 2021.

Net loss was $24.9 million compared to $10.4 million in the fourth quarter of 2021, and net loss margin was 29.5% compared to 10.7% in the fourth quarter of 2021.

Adjusted EBITDA was a loss of $12.5 million1, compared to earnings of $0.4 million in the fourth quarter of 2021, and adjusted EBITDA margin1 declined to (14.9)% compared to 0.4% in the fourth quarter of 2021.

Full Year Operating Results

Net revenue increased 7.3% to $297.8 million1 compared to $277.5 million in 2021 and increased 35.8% compared to 2020. The increase is attributable to an increase in the number of orders and an increase in third party sales. This was partially offset by unfavorable FX rates that had an estimated $8.0 million negative impact on net revenue. In the U.S., where net revenue increased 9.5% from to 2021 to $229.8 million, retail store sales was the primary driver. International net revenue was roughly flat compared to 2021 at $68.0 million, as the business was negatively impacted by external headwinds, including continuing COVID-19 restrictions in China, a decrease in discretionary consumer spending as a result of increasing inflation, the impact of the crisis in Ukraine in Europe, and unfavorable FX rates.

Gross profit totaled $129.6 million1 compared to $146.7 million for the same period in 2021, while gross margin declined to 43.5% versus 52.9% in 2021. The decrease in gross margin is primarily due to the previously announced discontinuation of certain first generation apparel, the impact of promotions, higher logistics costs, a lower mix of international sales, and unfavorable foreign exchange rates, partially offset by a higher mix of margin accretive retail store sales.

SG&A was $166.7 million, or 56.0% of net revenue, compared to $122.2 million, or 44.0% of net revenue, in 2021, with the increase primarily driven by expenses from the opening of 23 new stores during the year, increased headcount, and recurring public company operating costs. Marketing expense totaled $59.1 million versus $57.3 million compared to 2021 and improved as a percentage of net revenue to 19.9% from 20.7% a year ago, due to a reduction in marketing spend in the fourth quarter compared to the fourth quarter of 2021.

Impairment expense totaled $3.3 million, related to impairment of certain long-lived store assets in China that were impacted by COVID-related closures. No impairment expense was recorded in 2021. Restructuring expense totaled $0.8 million, and consisted primarily of severance and related costs for terminated employees. No restructuring expense was recorded in 2021.

Net loss was $101.4 million compared to $45.4 million in 2021, and net loss margin was 34.0% compared to 16.4% in 2021.

Adjusted EBITDA loss was $60.4 million1 compared to a loss of $11.7 million in 2021, and adjusted EBITDA margin declined to (20.3)% compared to (4.2)% for 2021.

Strategic Transformation to Drive Sustained and Profitable Growth

Allbirds is announcing a strategic transformation plan to reignite growth in the coming years, as well as improve capital efficiency, and drive profitability. The plan focuses on four key areas:

•Reignite product and brand
◦Executing a highly-focused brand strategy that reconnects with core consumers.
•Optimize U.S. stores and slow pace of openings.
◦Driving traffic and conversion to our U.S. fleet and selectively expanding our third party wholesale channel.
•Evaluate transition of international go-to-market strategy
◦Evaluating potential distributor partners in certain international markets to grow internationally in a cost- and capital-efficient manner.
•Improve cost savings and capital efficiency
◦Building upon and further accelerating 2022 cost and cash optimization initiatives to accelerate cost of revenue savings and SG&A savings, and improve cash optimization.

August 2022 Simplification Initiatives - In the fourth quarter of 2022, Allbirds substantially completed its previously announced simplification initiatives, which were designed to generate cost of revenue savings, streamline workflows, and lower operating costs.

Balance Sheet Highlights

Allbirds ended the quarter with $167.1 million of cash and cash equivalents and $40 million available under its revolving credit agreement. In the first quarter of 2023, we executed a letter of intent to extend and upsize our undrawn revolver, which when amended, would extend the maturity through 2026 and provide us with access to up to $50 million of committed liquidity and the option to request an upsize to $100 million. Inventories totaled $116.8 million, an increase of 9.3% compared to $106.9 million at the end of 2021. The increase from the end of 2021 is attributable to higher on hand inventory and the impact of higher inbound freight costs.

2023 Q1 Financial Guidance Targets

Allbirds is providing the following financial guidance targets for the first quarter of 2023:

•Net revenue of $45 million to $50 million, a decrease of 20% to 28% versus the first quarter of fiscal 2022.
•Adjusted EBITDA3 loss of $29 million to $26 million.

The Company will provide additional commentary on 2023 business trends during its earnings call.

Conference Call Information

Allbirds will host a conference call to discuss the results, followed by Q&A, at 5:00 p.m. Eastern Time today, March 9, 2023. A live webcast and replay of the conference call will be available on the investor relations section of the Allbirds website at https://www.ir.allbirds.com where supplemental material dated March 9, 2023 will also be posted prior to the conference call. Except as specifically noted herein, information on the Company’s
3 A reconciliation of these non-GAAP financial measures to corresponding GAAP financial measures is not available on a forward-looking basis without unreasonable effort as we are currently unable to predict with a reasonable degree of certainty certain expense items that are excluded in calculating adjusted EBITDA, although it is important to note that these factors could be material to our results computed in accordance with GAAP. We have provided a reconciliation of GAAP to non-GAAP financial measures in the section titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for our fourth quarter 2022 and 2021 results included in this press release.

website is not, and will not be deemed to be, a part of this Current Report on Form 8-K or incorporated into any other filings the Company may make with the Securities and Exchange Commission. A replay of the webcast will also be archived on the Allbirds website for 12 months.
About Allbirds, Inc.

Headquartered in San Francisco, Allbirds (NASDAQ: BIRD) is a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, while treading lighter on the planet. The Allbirds story began with superfine New Zealand merino wool and has since evolved to include a eucalyptus tree fiber knit fabric and a sugarcane-based EVA foam (SweetFoam®). Allbirds serves customers across more than 35 countries in over 50 Allbirds stores and its e-commerce website, www.allbirds.com.
Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. All statements other than statements of historical facts, including statements regarding our strategic transformation plan and related efforts, financial outlook and guidance targets, medium-term financial targets, market position, future results of operations, financial condition, strategic initiatives, business strategy and plans, reducing the carbon footprint of our products, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “objective,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our strategic transformation plans, simplification initiatives or our long-term growth strategy; fluctuations in our operating results; economic uncertainty in our key markets; impairment of long-lived assets; the strength of our brand; our net losses since inception; the competitive marketplace; our reliance on technical and materials innovation; our use of sustainable materials and environmentally friendly manufacturing processes and supply chain practices; our ability to attract new customers and increase sales to existing customers; the impact of climate change and government and investor focus on sustainability issues; our ability to anticipate product trends and consumer preferences; and our ability to forecast consumer demand. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results or performance to differ materially from those contained in any forward-looking statements we may make.

Further information on these risks and other factors that could cause our financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and future reports we may file with the SEC from time to time. The forward-looking statements contained in this press release and related conference call relate only to events as of the date stated or, if no date is stated, as of the date of this press release and related conference call. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.
Glossary

Active Customer is defined as a unique customer that has made at least one purchase of any product in the trailing 12-month period.

Use of Non-GAAP Financial Measures

This press release and accompanying financial tables include references to adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP financial measures. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance, and the adjustments we make to these non-GAAP financial measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. These non-GAAP financial measures should not be considered as alternatives to net loss or net loss margin as calculated and presented in accordance with GAAP.
Adjusted EBITDA is defined as net loss before stock-based compensation expense (including common stock warrant expense), depreciation and amortization expense, impairment expense, restructuring expense, other income or expense, interest income or expense, and income tax provision or benefit.
Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue.
Other companies, including companies in our industry, may calculate these adjusted financial measures differently, which reduces their usefulness as comparative measures. Because of these limitations, we consider, and investors should consider, these adjusted financial measures together with other operating and financial performance measures presented in accordance with GAAP.
Investor Relations:

Katina Metzidakis
ir@allbirds.com
Media Contact:

press@allbirds.com

Allbirds, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share, per share amounts, and percentages)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenue	$84,178	$97,218	$297,766	$277,472
Cost of revenue	47,874	48,439	168,138	130,810
Gross profit	36,304	48,779	129,628	146,662
Operating expense:
Selling, general, and administrative expense	41,631	36,651	166,736	122,200
Marketing expense	16,815	18,531	59,109	57,338
Impairment expense	3,286	—	3,286	—
Restructuring expense	35	—	782	—
Total operating expense	61,767	55,182	229,913	179,538
Loss from operations	(25,463)	(6,403)	(100,285)	(32,876)
Interest income (expense)	126	(37)	19	(178)
Other (expense) income	(254)	(3,488)	139	(11,506)
Loss before provision for income taxes	(25,591)	(9,928)	(100,127)	(44,560)
Income tax benefit (provision)	725	(512)	(1,227)	(810)
Net loss	$(24,866)	$(10,440)	$(101,354)	$(45,370)

Net loss per share data:
Net loss per share attributable to common stockholders, basic and diluted	$(0.17)	$(0.09)	$(0.68)	$(0.65)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	149,573,335	113,341,355	148,754,428	69,308,930

Other comprehensive loss:
Foreign currency translation gain (loss)	3,486	(261)	(4,277)	(1,290)
Total comprehensive loss	$(21,380)	$(10,701)	$(105,631)	$(46,660)

Allbirds, Inc.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Statements of Operations Data, as a Percentage of Net Revenue:
Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	56.9%	49.8%	56.5%	47.1%
Gross profit	43.1%	50.2%	43.5%	52.9%
Operating expense:
Selling, general, and administrative expense	49.5%	37.7%	56.0%	44.0%
Marketing expense	20.0%	19.1%	19.9%	20.7%
Impairment expense	3.9%	—%	1.1%	—%
Restructuring expense	0.0%	—%	0.3%	—%
Total operating expense	73.4%	56.8%	77.2%	64.7%
Loss from operations	(30.2)%	(6.6)%	(33.7)%	(11.8)%
Interest income (expense)	0.1%	0.0%	0.0%	(0.1)%
Other (expense) income	(0.3)%	(3.6)%	—%	(4.1)%
Loss before provision for income taxes	(30.4)%	(10.2)%	(33.6)%	(16.1)%
Income tax benefit (provision)	0.9%	(0.5)%	(0.4)%	(0.3)%
Net loss	(29.5)%	(10.7)%	(34.0)%	(16.4)%

Other comprehensive loss:
Foreign currency translation gain (loss)	4.1%	(0.3)%	(1.4)%	(0.5)%
Total comprehensive loss	(25.4)%	(11.0)%	(35.5)%	(16.8)%

Allbirds, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$167,136	$288,576
Accounts receivable	9,206	10,978
Inventory	116,796	106,876
Prepaid expenses and other current assets	15,796	37,938
Total current assets	308,934	444,368

Property and equipment—net	54,340	37,955
Operating lease right-of-use assets	91,232	—
Other assets	7,858	6,106
Total assets	$462,364	$488,429

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,245	$30,726
Accrued expenses and other current liabilities	23,448	46,243
Current lease liabilities	10,263	—
Deferred revenue	4,057	4,187
Total current liabilities	50,012	81,156

Noncurrent liabilities:
Noncurrent lease liabilities	95,583	—
Other long-term liabilities	—	10,269
Total noncurrent liabilities	95,583	10,269
Total liabilities	145,595	91,425

Commitments and contingencies (Note 15)

Stockholders’ equity:
Class A Common stock, $0.0001 par value; 2,000,000,000 shares authorized as of December 31, 2022 and 2021; 93,768,745 and 49,016,511 shares issued and outstanding as of December 31, 2022 and 2021, respectively	5	5
Class B Common stock, $0.0001 par value; 200,000,000 shares authorized as of December 31, 2022 and 2021; 53,137,729 and 98,036,009 shares issued and outstanding as of December 31, 2022 and 2021, respectively	10	10
Additional paid-in capital	559,106	533,709
Accumulated other comprehensive (loss) income	(3,611)	666
Accumulated deficit	(238,741)	(137,386)
Total stockholders’ equity	316,769	397,004

Total liabilities and stockholders’ equity	$462,364	$488,429

Allbirds, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(101,354)	$(45,370)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,679	9,653
Amortization of debt issuance costs	49	49
Stock-based compensation	19,873	11,245
Inventory write-down	14,437	—
Deferred taxes	(898)	252
Impairment expense	3,279	—
Change in fair value of preferred stock warrant liability	—	10,624
Changes in assets and liabilities:
Accounts receivable	1,605	(9,110)
Inventory	(24,742)	(48,476)
Prepaid expenses and other current assets	18,100	(11,505)
Operating lease right-of-use assets and current and noncurrent lease liabilities	12,265	—
Accounts payable and accrued expenses	(37,593)	25,240
Other long-term liabilities	(10,157)	5,289
Deferred revenue	(126)	1,259
Net cash used in operating activities	(90,583)	(50,850)

Cash flows from investing activities:
Purchase of property and equipment	(31,363)	(24,181)
Investment in equity securities	—	(250)
Changes in security deposits	(929)	(1,205)
Net cash used in investing activities	(32,292)	(25,636)

Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting discounts and commissions	—	236,964
Payments of deferred offering costs	(744)	(4,691)
Repayment of non-recourse promissory note	539	—
Proceeds from issuance of common stock under the employee stock purchase plan	1,201	—
Proceeds from the exercise of common stock warrants	—	395
Proceeds from the exercise of stock options	2,751	5,484
Taxes withheld and paid on employee stock awards	(166)	—
Net cash provided by financing activities	3,581	238,152

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(1,515)	(341)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(120,809)	161,325
Cash, cash equivalents, and restricted cash—beginning of year	288,576	127,251
Cash, cash equivalents, and restricted cash—end of year	$167,767	$288,576

Supplemental disclosures of cash flow information:
Cash paid for interest	$88	$118
Cash paid for taxes	$1,424	$438
Noncash investing and financing activities:
Purchase of property and equipment included in accrued liabilities	$601	$979
Non-cash exercise of common stock warrants	$35	$39
Deferred offering costs included in accrued liabilities	$—	$744
Stock-based compensation included in capitalized internal-use software	$1,199	$—
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$167,136	$288,576
Restricted cash included in prepaid expenses and other current assets	632	—
Total cash, cash equivalents, and restricted cash	$167,767	$288,576

Allbirds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except share, per share amounts, and percentages)
(unaudited)
The following tables present a reconciliation of adjusted EBITDA to its most comparable GAAP measure, net loss, and presentation of net loss margin and adjusted EBITDA margin for the periods indicated: :

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss	$(24,866)	$(10,440)	$(101,354)	$(45,370)
Add (deduct):
Stock-based compensation expense, including common stock warrant expense	5,088	3,721	20,026	11,408
Depreciation and amortization expense	4,511	3,109	15,754	9,813
Impairment expense	3,286	—	3,286	—
Restructuring expense	35	—	782	—
Other (income) expense	254	3,488	(19)	178
Interest (income) expense	(126)	37	(139)	11,506
Income tax provision (benefit)	(725)	512	1,227	810
Adjusted EBITDA[4]	$(12,543)	$427	$(60,437)	$(11,655)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenue	$84,178	$97,218	$297,766	$277,472

Net loss	$(24,866)	$(10,440)	$(101,354)	$(45,370)
Net loss margin	(29.5)%	(10.7)%	(34.0)%	(11.8)%

Adjusted EBITDA	$(12,543)	$427	$(60,437)	$(11,655)
Adjusted EBITDA margin	(14.9)%	0.4%	(20.3)%	(4.2)%
4 We are no longer excluding the revenue and cost of revenue impact associated with the inventory optimization simplification initiatives, from our Non-GAAP measures. To ensure its financial results are comparable, the company has recast 2022, by quarter, to reflect the previously excluded amounts now being included in Adjusted EBITDA. For additional details, please refer to the attached supporting schedule titled “Recast Non-GAAP Financial Measures."

Allbirds, Inc.
Recast Non-GAAP Financial Measures
(in thousands)
(unaudited)
Beginning in the fourth quarter of 2022, we are no longer excluding the revenue and cost of revenue associated with the inventory optimization related to the previously announced simplification initiatives, from our non-GAAP measures. In addition, we have updated our non-GAAP measure to exclude impairment and restructuring expenses, as we believe this supplemental view of our ongoing performance is useful and relevant to our investors. There are no changes to previously reported GAAP measures.

	Three Months Ended March 31, 2022	Three Months Ended June 30, 2022	Three Months Ended September 30, 2022		Three Months Ended December 31, 2022	Year Ended December 31, 2022
Net revenue	$62,763	$78,174	$72,651		$84,178	$297,766
Cost of revenue	30,160	49,983	40,120		47,784	168,138
Gross profit	32,603	28,191	32,531		36,304	129,628

Net loss	$(21,878)	$(29,368)	$(25,241)		$(24,866)	$(101,354)
Add (deduct):
Stock-based compensation expense, including common stock warrant expense	4,307	4,838	5,793		5,088	20,026
Depreciation and amortization expense	3,459	3,652	4,132		4,511	15,754
Impairment expense	—	—	—		3,286	3,286
Restructuring expense	—	—	747	[5]	35	782
Other expense (income)	100	(338)	(155)		254	(19)
Interest expense (income)	37	35	35		(126)	(139)
Income tax provision (benefit)	1,762	342	(153)		(725)	1,227
Adjusted EBITDA[6]	$(12,213)	$(20,839)	$(14,842)		$(12,543)	$(60,437)

5 Restructuring expense for the three months ended September 30, 2022 includes $0.7 million of expense related to severance and related costs, previously included in severance and other miscellaneous expenses. Restructuring expense for the three months ended September 30, 2022 does not include $0.2 million primarily related to a cease-use lease expense which was reversed in the three months ended December 31, 2022 due to the adoption of ASC 842, Leases, in our consolidated financial statements.
6 Adjusted EBITDA includes a negative impact of $11.6 million, $1.9 million, and $3.5 million comprising of costs and revenue related to inventory optimization in the three months ended June 30, 2022, September 30, 2022, and December 31, 2022, respectively, or $17.1 million for the year ended December 31, 2022. These amounts consist of net revenue of $0.0 million, $0.5 million and $1.5 million for the three months ended June 30, 2022, September 30, 2022 and December 31, 2022, respectively, or $2.0 million for the year ended December 31, 2022, and cost of revenue of $11.6 million, $2.4 million, and $5.1 million for the three months ended June 30, 2022, September 30, 2022, and December 31, 2022, respectively, or $19.1 million for the year ended December 31, 2022.

Allbirds, Inc.
Net Revenue and Store Count by Primary Geographical Market
(in thousands, except for store count)
(unaudited)

	Net Revenue by Primary Geographical Market
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
United States	$65,586	$76,932	$229,814	$209,786
International	18,592	20,286	67,952	67,686
Total net revenue	$84,178	$97,218	$297,766	$277,472

	Store Count by Primary Geographical Market
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
United States	12	12	15	19	23	27	32	38	42
International[7]	10	10	12	12	12	12	14	13	16
Total stores	22	22	27	31	35	39	46	51	58

END OF RELEASE
7 In the third quarter of 2022, we opened two new international stores and had three store leases expire, resulting in a net reduction of one lease.